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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(e)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[X]  Soliciting Material Pursuant to (S) 240.14a-12

                         Medizone International, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                              Nathaniel Bottomly
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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

                            Advocates for Medizone
                          1388 East Luckspring Drive
                          Salt Lake City, Utah 84107

                                                                January 25, 2002

Via Facsimile (415) 868-2344 and Certified Mail

Mr. Edwin G. Marshall, Chairman of the Board and Chief Executive Officer Medizone International, Inc.
144 Buena Vista
Stinson Beach, California 94970

Re:  Demand for Special Meeting of Shareholders

Dear Ed:

     We represent a group of dissatisfied shareholders of Medizone International, Inc. (the "Company") known as the "Advocates for Medizone." Our group collectively owns more than 15% of the issued and outstanding common stock of the Company.

     Under Section 3.02 of the Amended and Restated Bylaws of Medizone International, Inc., the Company is required to hold an annual meeting of the shareholders "for the purposes of electing directors and transacting such other business as may properly be brought before the meeting." Section 3.02 further provides that "[t]he annual meeting of the shareholders shall be held on such date and at such time as the Board of Directors shall fix." As you know, the Company has held only two annual meetings in the past five calendar years. In fact, the last annual meeting of shareholders was held in May 2000.

     Based on its failure to hold an annual meeting in 2001, the Company's Board of Directors is in violation of the express terms of the Company's Amended and Restated Bylaws. Therefore, on behalf of the Advocates for Medizone, we demand that the Board of Directors schedule immediately a meeting of the shareholders for the purpose of electing directors to the Board of Directors. Please provide written confirmation to us no later than 5:00 p.m. M.S.T. on Monday, January 28, 2002, that the Company's Board of Directors has scheduled such a meeting.

Mr. Edwin G. Marshall
January 25, 2002
Page 2

----------------

               Should you elect to ignore this demand, we will seek to vigorously enforce our rights in a court of law. Under Nevada law, we have the right to compel the Company to hold an election of directors. Section 78.345 of the Nevada Revised Statues provides:

         If any corporation fails to elect directors within 18 months after the last election of directors..., the district court has jurisdiction in equity, upon application of any one or more stockholders holding stock entitling them to exercise at least 15 percent of the voting power, to order the election of directors in the manner required by NRS 78.330.

The Company is in clear violation of this provision. The Company has not held an election of directors for more than 18 months. Our group owns common stock with more than 15% of the voting power. Accordingly, if we are forced to file an action in a Nevada court to compel an election of directors, the court should summarily grant our petition and compel the Company to hold a shareholders meeting to elect directors. Because our group would certainly prevails in a legal action in Nevada, we would urge you to spare the Company the unnecessary legal expenses that would arise from the Company's denial of our demand for a meeting of the shareholders.

               As you know, our group is extremely dissatisfied with your performance, leadership and vision for the Company. Therefore, our group intends to undertake a proxy solicitation for the purpose of replacing all current directors and officers with our own slate of directors and officers. In that connection, please find attached a "Letter to Shareholders" from our group that we intend to provide to each shareholder in connection with our proxy solicitation, which outlines our concerns with regard to the present management of the Company and our restructuring plans.

               We believe that our group has a solid business plan and vision for the Company that will reinvigorate the Company and increase shareholder value. As soon as we receive notice from you that the Company has scheduled a meeting of the shareholders, we will submit nominations for our own slate of directors in accordance with the notice provisions set forth in Section 4.02 of the Amended and Restated Bylaws. In addition, we would like to make arrangements with you to include our proxy materials in the proxy materials that will be sent by the Company, in connection with the shareholders meeting. We can discuss the logistics relating to this issue after the Board of Directors has scheduled the meeting.

Mr. Edwin G. Marshall
January 25, 2002
Page 3

----------------


     We hope that you act prudently and recommend that the Board of Directors schedule a meeting of the shareholders without forcing us to file suit in Nevada. We look forward to receiving your response by Monday.

                                       Sincerely,


                                       /s/ Nathaniel Bottomly
                                       ----------------------------------------
                                       Nathaniel Bottomly


                                       /s/ Ross Bottomly
                                       ----------------------------------------
                                       Ross Bottomly


                                       /s/ Jeff Pace
                                       ----------------------------------------
                                       Jeff Pace

cc: Mark R. Gaylord, Esq.

Advocates for Medizone
c/o Nathaniel Bottomly and Ross Bottomly
1388 East Luckspring Drive
Salt Lake City, Utah 84107
Facsimile (425) 963-0495

Dear Medizone International, Inc. Shareholder:


"Advocates for Medizone" is a group of long-time investors that are concerned about the viability and future of Medizone International, Inc. ("the Company"). We believe the current state of the company is unacceptable for the following reasons.

     1. The current management has stripped the shareholders of the Company of the fundamental right to call for a special shareholders meeting. This right, standard to shareholders in public companies, existed under the original bylaws of the Company. The effect of this change is to preclude the shareholders from holding management accountable. We believe this change in the by-laws was self-serving and eliminates a legitimate means by which shareholders can hold management accountable for their decisions.

     2. The Board of Directors of the Company ("the Board") has not scheduled, and the Company has not conducted, an annual shareholders meeting for the year 2001 as mandated in the bylaws. We believe that the Board's failure to schedule an annual shareholders meeting is a breach of the Boards fiduciary duty, and evidence of the need for the shareholders to have the right to call a special meeting. By declining to hold an annual meeting, management is depriving the shareholders of the opportunity to provide meaningful input to the Company, and to review management's decisions.

     3. In the last five years no studies have been completed that utilize Medizone's patented technology. This fact alone persuasively demonstrates the need for a change of leadership. There clearly is a great need for the benefits the Medizone based therapy can provide. HIV, Hep-C and Hep-B are epidemics in many countries around the world.

     4. The Company has yet to raise the capital required to fund a single study, reported $74 in the bank in the latest 10-Q quarterly filing with the Securities and Exchange Commission and is currently trading at 10 cents.

     5. The Company has expended $1,588,500 in cash, 21,707,000 shares of stock and as of September 2001 10-Q, reports owing over $2,000,000 in general and administrative cost with nothing to show for it.

     6. In the five years since Ed Marshall became CEO, not one initiative proposed or promise made in the "Sand Dollar Solution" proxy authored five years ago by Mr. Marshall has been realized. Some of the more significant failures include:

     .  The failure to complete the Simian trials at Cornell University.
     .  The failure to begin the Italian HIV and Hepetitis-B trials.
     . The failure to complete the Bovine Fetal Serum studies started by Lifetech because Medizone under Ed Marshall's leadership failed to provide funding needed for new equipment to complete the study.

     7. The Company has made several unfulfilled funding announcements that promised an unconditional funding event at $5.00 per share with timeframes that have repeatedly come and gone.

     8. Two former board members with medical backgrounds have resigned their positions with the Company most recently Dr. Sunnen.

        Dr. Sunnen is responsible for two important patents critical to Medizone's future---"Apparatus for the Application of Ozone/Oxygen for the treatment of External Pathogenic Conditions." and the patent developed in conjunction with Jim Robinson "Methods and Applications for Ozone Decontamination of Biological Fluids."

        Dr. Sunnen also is indirectly responsible for the Company's relationship with Egypt, the potential site of the world's first human double-blind study of Medizone's therapy for Hepetitis-C following FDA guidelines. In addition, Dr. Sunnen was instrumental in developing a relationship with China that could lead to a human HIV study in 2002.


We believe the credibility, competency and leadership of the current board of directors has created a crisis of confidence that must be addressed immediately for the Company to survive. Advocates for Medizone propose an immediate change of leadership. In little more than a year from now (February, 2003), the fundamental patent (No. 4,632,980 - "Ozone Decontamination of Blood Products") that defines Medizone's core technology expires. Time is of the essence. Valuable time has been lost in the life of the patents, shareholder value has eroded and investor confidence is at an all time low.

We believe decisive action is required to revitalize the Company. Real answers and effective leadership are needed to fulfill the true promise of the patented Medizone technology.

The Advocates for Medizone Proposal


The Advocates for Medizone group proposes a number of steps that our group believes will improve the management of the company and its science, and make Medizone an attractive investment to outside funding groups. We believe these steps will create a positive direction for the company and its shareholders and will once again advance the science.

Step 1. Remove Ed and Jill Marshall from their positions on the Board and as officers of Medizone.

We believe the lack of leadership demonstrated by Ed and Jill Marshall makes their continued participation with the company detrimental to the strategy going forward.

Step 2. Elect New Members to the Board to Replace Ed and Jill Marshall.

Advocates for Medizone propose the election of three new Board members. This change in leadership will rejuvenate the Company and provide a path for a professionally managed company. Our group will nominate the following individuals to serve as directors:

 . Nathaniel Bottomly - Nat Bottomly, age 50, has over twenty years of experience in investing and raising money for startups and small cap stocks. Mr. Bottomly has worked for eleven years as a broker with Western Capital and Securities and for the last ten years with Alpine Securities. Mr. Bottomly is intimately familiar with Medizone's operation, and has substantial relationships with principals around the world in both the Medical and Industrial field of ozone technologies. Mr. Bottomly was the principal architect in establishing Applied Ecological Technology (AET) LLC, for the purpose of developing significant industrial applications of Ozone. Mr. Bottomly resigned his position at Alpine Securities on November 30th, 2001 to devote his time and resources to the reconstruction of Medizone. Nat Bottomly is Ross Bottomly's brother.

 . Jeff Pace - Jeff Pace, age 46, has over twenty years experience managing enterprise level projects for multi-billion dollar companies. In 1993 Mr. Pace was the Corporate Director of Alternative Procurement for Smith's Food and Drug Corporation and was responsible for managing a 20 million dollar budget. In 1995 Mr. Pace managed the Merger of 30 Smittys stores into the Smith's organization. In 1997 Mr. Pace managed the merger of 147 Smith's stores into the Fred Meyer retail organization. In 1998 Mr. Pace helped establish and organize a Center of over 100 high tech professionals representing a variety of consulting disciplines in Salt Lake City, Utah. In 1999 Mr. Pace operated the Program Office for the California State Automobile Association managing over 25 million dollars in projects. Mr. Pace is currently the

   Operations Manager for Electronic Data Systems representing Franklin Covey a 15 year 469 million dollar account.

 . Ross Bottomly - Ross Bottomly, age 49, has been involved in the investment banking industry for over twenty years. Mr. Bottomly position as a broker with Alpine Securities and representing a significant shareholder constituent has provided him with contacts with a number of Venture Capitalist groups interested in partnering with Medizone. Mr. Bottomly has considerable experience in raising private placement capital and venture capital for startups and small cap companies and has an understanding of the opportunities presented by the patented Medizone technology as well as the short term challenges. Mr. Bottomly's knowledge and experience will provide Medizone with substantial support to raise the required capital necessary to advance the science and improve the business opportunities for the company. Mr. Bottomly resigned his position at Alpine Securities on November 30th, 2001 to devote his time and resources to the reconstruction of Medizone.
   Ross Bottomly is Nathaniel Bottomly's brother.

We believe each of these individuals is uniquely qualified to provide the leadership and vision that the Company requires at this important juncture. As shareholders of the Company, each of these proposed directors is intimately familiar with the Company and it's potential. Nat Bottomly has tremendous relationships with principals in Ozone technology and patents. Ross Bottomly has strong relationships with venture capitalists and an understanding of what is required to reconstruct the Company. Jeff Pace has a tremendous business background and a first hand understanding of the scientific potential having successfully received treatments from and maintaining a personal relationship with former board member Doctor Hitt. We believe that their collective knowledge and experience will provide the Company with substantial support required to raise the capital needed to advance the science and improve the business opportunities for the company.

Step 3. Initiate and Complete the Egyptian studies utilizing the Medizone Patented Technology for the Inactivation of Hep-C in Humans.

The National Research Center (NRC) in Cairo, Egypt will undertake a study using Medizone's patented technology and a protocol for a study officially entitled "Safety and Efficacy of Ozone in the Treatment of Patients with Hep-C." We will undertake to raise the $300K to $500K required to conduct this clinical trial, because we believe that the Company's technology has significant potential in such countries as Egypt. The population infected with Hep-C numbers ranges from 15 to 20 million in Egypt alone. The numbers of people infected are considerably greater worldwide. This study, if completed successfully, will generate significant attention when it is published in a peer-reviewed journal.

Step 4. Complete Negotiations for HIV Study in China.

Documentation is under review by the health minister of China regarding the feasibility of a HIV trial using Medizone's technology. The relationship will be similar in scope to the NRC Cairo format described above. The cost for this study is estimated to be in the range of $400K to $600K.

Step 5. Revitalize Relationship with Dr. Franzinni, President of the Italian Science Society for Ozone Therapy.

The Italian trials that never were---will be resurrected. We are in contact with Dr. Franzinni in Italy via investor Frank Rakas to pursue a possible partnership with Dr. Fanzinni's organization and the Italian research team has expressed a strong interest to conduct a Hep-C and potential Hep-B trial.

Step 6. Initiate and Complete a Study Utilizing Medizone's Patented Technology for External Treatment.

The purpose of this study is to demonstrate the efficacy of Medizone's technology for Diabetic skin lesions. There is an estimated 15 million Diabetics in the U.S. and skin lesions and ulceration's are prominent symptoms of the disease. We believe that the Company's technology could provide an effective treatment for such lesions and would cost considerably less than current methods of treatment. If this approach is proven, the therapy utilizing Medizone's method could be used off-label for burns and poorly healing wounds until such time when Medizone completes formal studies in these areas.

Step 7. Retain an Expert to Provide Guidance and Leadership in the development of SBIR, NIH and CDC Grants.

We intend to hire an individual who will focus initially on writing grants to the Center for Disease Control (CDC) and the National Institute of Health (NIH). We believe that federal grants are a viable source of funds, which has been overlooked by current management. Federal grants would enable the Company to conduct studies utilizing its technology without having to expend its own financial resources to conduct such studies.

In addition the Company's federal grant expert would apply for SBIR (Small Business Innovative Research) grants. The BIR grant program has a three-tier structure for allocating funding:

Phase I - Provides funds up to $100K.
Phase II - Provides funding from $250K to $500K.
Phase III - Provides funding for studies requiring a $1,000,000 plus.

Step 8. Create Another Significant Source of Revenue Through the
Development of Industrial Applications of Ozone and the Allotropes of Oxygen.

Our group created Applied Ecological Technology (AET) LLC, for the purpose of developing industrial applications of ozone. We believe it is critical to the health and success of Medizone that other areas and markets be considered and explored. In our forthcoming business plan an area we will consider and propose to shareholders is the possibility of AET becoming the Industrial Division of Medizone operating as a wholly owned subsidiary. AET has retained Drs. Rian Strydom and Neels Barnardt to head up research and to coordinate their research activities with a to be named Medical Doctor who will act as a liaison between the industrial and medical research efforts. We anticipate that there will be significant mind share between the two research groups that will improve the overall effectiveness of the Company's research efforts.

Dr. Strydom is a nuclear physicist who has developed new methods of generating Ozone through Corona Discharge and novel Ozone electrode systems. He has designed, developed, and manufactured dedicated ozone generation systems for the control of water pollutants and sterilization purposes. He has a successful history in the science, research and development, management, device prototypes and commercialization of new products.

Dr. Barnardt has a PhD in spectral chemistry. He is experienced in environmental management and filtration systems. He also has significant experience in research and development of ozone technologies.

We anticipate both doctors organizing and managing a group of post-doctoral researchers who devote their theses to these industrial applications of ozone, lowering Medizone's costs of basic research. Medizone will have access to a world-class team of researchers that is vital to the success of the Company. The synergy between the medical and industrial research will provide data that will benefit both entities. The benefit to Medizone will be realized in the core science and the continuous pipeline of new revenue generating products and services.

The Industrial Division (AET) is developing products that will address specific industrial needs. Among these are:

 . Sterilization of Ballast Water in Tankers

Pending legislation in the U.S. and worldwide (National Invasive Species Act) will require ballast intake water to be decontaminated. As a result of the opportunity created by this legislation, AET is currently developing a viable solution using ozone technology. To date there are two products in the phase I testing. The first device utilizes a chlorinating approach. The other device uses ultra-violet light. Both devices have performed poorly and are considerably more expensive than a theoretical device currently in development by AET using ozone. The cost of these devices is over $2 million a piece. Discussions with the Gulf Coast Tankers Association as well as the larger oil and shipping companies indicate that the potential market is in the tens of thousands of units. Our research is being coordinated with the assistance of the U.S. Coast Guard to ensure our approach is compliant with the requirements of the National Invasive Species Act.

 . Industrial Laundry Application

The ozonation of intake water within specified parameters eliminates the need for hot water to clean clothing and other fabrics and reduces the amount of detergent needed by 50%. Kill ratio of viruses and bacteria is much greater than conventional methods. This process reduces the cost of the conventional industrial laundry process by as much as 40% cost and extends the life of the material washed. AET has learned from the larger industrial laundry companies that there is considerable interest on their part in this technology in industrial applications as well as hospital and hospital-coop applications.

 . Conversion of Perchlorethylene(Dry Cleaning Fluid) into Harmless Fluid

The current cost of disposing Perchlorethylene as hazardous waste material to the domestic dry cleaning industry is an enormous market that we believe we have the technologies to penetrate. There is evidence that AET technology can be used to decontaminate this material and will be significantly less costly than current methods. No FDA approval is required for this industrial application and it is not hindered by the constraints of the medical applications. This will create another significant source of revenue for Medizone.

We believe the market and profits potential for all these areas is substantial and are currently evaluating other potential industrial markets that these technologies could potentially penetrate.

Step. 9 Improve Shareholder Communications

The proposed Board of Directors is committed to providing shareholders with as much information on the state of affairs of the Company as possible. We intend to develop and maintain a professional grade web site where we can provide up to date information to you, which may include FAQs a monthly newsletter and other important information.

Step. 10 Reinstate shareholders right to call for a special meeting.

The newly elected board members will take immediate steps to change the bylaws of the company and reinstate your rights for a special shareholders meeting.


Step 11. Engage a strategy to extend patent (No. 4,632,980)

It is imperative we engage a strategy to extend the fundamental patent (No. 4,632,980 - "Ozone Decontamination of Blood Products") that expires February 2003. We have been in contact with a Patent Attorney and Medical Device Inventor and Researcher for consultation and guidance on extending this critical patent. The Attorney is the author of a series of books on protecting technology through the patent process and is an adjunct professor of law.

The Final Step is yours...

We believe a well managed Medizone is only a vote away---your vote. Our vision is clear and our resolve firm. We are committed to the success of Medizone as a significant player in both the industrial and medical applications of ozone. We believe that we have the plan to get it done properly:

     .  A world-class team of researchers.
     . The right approach to funding that will ensure a sustainable research effort.
     . A commitment to completing the research trials and the leadership to successfully build Medizone into a true global leader in the applications of ozone.
     .  A commitment to creating sustainable growth and revenues.

Our high level relationships with various foreign governments provide an attractive avenue of opportunity for potential joint venture partners and investors. Our plan is synergistic. The research drives the interest in the Company and the interest drives the funding. No more empty promises of next week, next month or next year. Funding will no longer be an event but a continuing series of infusions of both cash and intellectual property. The Company will be in a constant state of improvement. We can no longer be held hostage to a single funding event.

We will make immediate application for grants from the National Institute of Health (NIH), the Center for Disease Control (CDC) and through the SBIR grants program. We are also confident that the proposed change in leadership will not adversely affect potential funding through the Groundell Trust and believe that the strength of our business plan will enhance that relationship. The addition of AET as a wholly owned subsidiary could add considerable value and dimension to Medizone therefore increasing its attractiveness to funding groups. AET could also provide a more immediate stream of revenues due to the shorter product development cycle and the lower barrier to market entry in the industrial sector.

We believe the steps we have defined can improve the chances for the success of Medizone and will created the infrastructure for significant research breakthroughs and revenue generation. All that is needed is your vote of confidence. Together we can turn Medizone into a company that can compete in all of these exciting markets.

Should the current management of Medizone International, Inc. refuse to call a shareholders meeting and file a proxy statement with the Securities and Exchange Commission, it is our intent to file an action in the appropriate court in the State of Nevada pursuant to (S) 78.345 of the Nevada General Corporation Law seeking an order setting an annual meeting of shareholders to elect directors. This petition must be filed on behalf of all shareholders desiring to be joined in the action. If you are interested in supporting this effort, please write to us at the address set forth at the beginning of this letter, providing us with your name as it appears on your share certificate, the number of shares you own and your address, and we will include in the petition a representation that you are supporting the petition for the Court Order.

Best Regards,


The Advocates for Medizone

All of the latest information can be found on our temporary web site. http://www.1aa.com/ozonetechnologies/index.html

WE ADVISE YOU TO READ OUR PRELIMINARY PROXY STATEMENT, AND THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE THE PROXY STATEMENTS CONTAIN IMPORTANT INFORMATION. YOU CAN GET OUR PRELIMINARY PROXY STATEMENT, AND THE DEFINITIVE PROXY STATEMENT WHEN IT IS AVAILABLE, FOR FREE AT THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV. THE PRELIMINARY PROXY STATEMENT IS AVAILABLE, AND THE DEFINITIVE PROXY STATEMENT WILL BE MADE AVAILABLE, FROM US FOR FREE.